Exhibit 10.2

TREEHOUSE FOODS, INC.
2022 PERFORMANCE-BASED RESTRICTED SHARE UNIT AWARD AGREEMENT

TreeHouse Foods, Inc., a Delaware corporation (the “Company”), is pleased to grant you this Performance-Based Restricted Share Unit Award (the “Award”) under the TreeHouse Foods, Inc. Equity and Incentive Plan, as amended and restated effective February 27, 2019 (the “Plan”). This Award is subject to the terms and conditions as set forth in this Performance-Based Restricted Share Unit Award Agreement (the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Participant:
Employee ID:
Date of Grant:
Number of Performance Share Units (the “Units”):

WHEREAS, the Award is being made by the Compensation Committee (the “Committee”) of the Board of Directors; and

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein contained, and as an inducement to the Participant to continue as an Employee of the Company (or an Affiliate) and to promote the success of the business of the Company and its Affiliates, the parties hereby agree as follows:

1.Grant of Units. The Company hereby grants to the Participant the total number of Units, effective as of the Date of Grant, and on the terms and subject to the conditions, limitations and restrictions set forth in the Plan and in this Agreement.

2.Transfer Restrictions. None of the Units shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Participant prior to the conversion of Units pursuant to Section 3, and until permitted pursuant to the terms of the Plan and this Agreement.

3.Accrued and Earned Units; Termination of Service. The Units shall be earned based on the achievement of both the Company’s absolute Annualized TSR and the Company’s relative Annualized TSR as compared to the S&P Index (as defined and described in Exhibit A attached hereto, and collectively, the “Performance Goals”) during the period commencing as of the Date of Grant and ending on the second anniversary of the Date of Grant (the “Performance Period”). Subject to the degree of attainment of the Performance Goals, the Participant may earn 0% to 450% of the Units (the “Earned Units”). In all cases, the Earned Units will be limited to a maximum number of Units equal in value to seven (7) times the value of the target number of Units awarded at the Date of Grant.

(a)Settlement. The Earned Units (determined as described in Exhibit A) shall be converted to Stock on or about the second (2nd) anniversary of the Date of Grant, but no later than the 45th day after the second (2nd) anniversary of the Date of Grant, provided that, and except as otherwise provided in Section 3(b) below, (1) the Committee certifies the attainment of the Performance Goals in the manner set forth in the Plan and (2) the Participant continues to be employed by the Company (or an Affiliate) through the second (2nd) anniversary of the

Date of Grant. Each Earned Unit shall represent the right of the Participant to receive one share of Stock subject to and upon the terms and conditions of this Agreement.

(b)Certain Terminations. If the Participant’s Service terminates during the Performance Period due to death or Disability, or the Company terminates the Participant’s Service without Cause during the Performance Period, the Participant shall receive a pro rata portion of the Units determined based on a fraction the numerator of which is the number of full calendar months of the Participant’s Service during the Performance Period and the denominator of which is twenty-four (24) multiplied by the total number of Units that would have been earned based on actual Performance Goal results for the Performance Period. For purposes of illustration only, assuming that the Participant’s Service terminates due to Disability on November 13, 2023, the Participant will be entitled to receive a pro-rata portion (18/24th) of the Units that are earned based on actual achievement of the Performance Goals for the Performance Period. In the event that the Participant earns Units pursuant to this Section 3(b), such Units shall be converted to Stock following the approval of the Committee, on the second (2nd) anniversary of the Date of Grant, but not later than the 45th day after the second (2nd) anniversary of the Date of Grant. Notwithstanding the preceding sentence, if the Participant is a “specified employee” as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the Company terminates the Participant’s Service without Cause during the Performance Period, such Participant shall have such Units converted to Stock on the date that is the later of: (x) the first day following the six month anniversary of the Participant’s separation from service (as defined under Section 409A), or (y) the date such Units would have otherwise been converted pursuant to this Section 3(b). Notwithstanding Section 2(a) of the Plan, “Cause” for purposes of this Agreement shall be defined as set forth in the Plan, but shall also include any termination of the Participant’s Service as a result of the Participant’s continued failure to meet performance objectives or expectations after receiving a written demand that specifically identifies the manner in which the Company believes that Participant has not performed. The final determination of whether the Participant has been discharged or has terminated Service for any of the reasons specified in this Section 3(b) or in Section 3(c) will be made by the Board, as applicable, in its sole and absolute discretion.

(c)[Business Unit Termination. Notwithstanding Sections 3(a) and 3(b) above, if the Company terminates the Participant’s Service without Cause during the Performance Period as a result of or in connection with the sale of a business unit to which the Participant provides all or substantially all of his or her services, a number of Units equal to the Enhanced Pro-Rata Portion shall become Earned Units as of the date of such termination and shall be converted to Stock within thirty (30) days following the date of such termination. As used herein, “Enhanced Pro-Rata Portion” means (i) the total number of Units granted hereunder, multiplied by (ii) a fraction, the numerator of which is the number of full calendar months of the Participant’s Service between the Date of Grant and the date of such termination, plus nine (9) (up to a maximum of twenty-four (24)) and the denominator of which is twenty-four (24). For purposes of illustration only, assuming that the Participant’s Service terminates under this Section 3(c) on November 13, 2022, the Participant will be entitled to receive (15/24th) of the Units, without regard to achievement of the Performance Goals.]

4.Effect of Change in Control. In the event of a Change in Control, the Units will be treated in accordance with the terms of the Plan, except as otherwise set forth in this Section 5. In the event that the New Employer after a Change in Control does not assume the Award or substitute for the Award an economically equivalent award that meets the requirements of Section 9(a) of the Plan, notwithstanding any other provision of the Plan to the contrary, immediately upon occurrence of the Change in Control each outstanding Unit shall be cancelled in exchange for a payment (payable in accordance with Section 9(c) of the Plan) equal the Change in Control Price, multiplied by the greater of (a) 100% of the Units granted hereunder and (b) the number of Units that would have been earned based on actual performance against the Performance Goals through the date of the Change in Control. For the avoidance of doubt, as used in Section 9 of the Plan, the “target performance level” for the Units shall mean a payout of 100% of the Units granted hereunder.

5.Forfeiture. Except as provided in Section 3(b), the Units shall be forfeited to the Company upon the Participant’s termination of Service with the Company and its Affiliates for any reason prior to the second (2nd) anniversary of the Date of Grant.

6.Non-Solicitation of Employees; Non-Competition.

(a)The Participant agrees that, in return for the Company agreeing to provide the Participant with the opportunity to receive Units under the terms of this Agreement, during the Participant’s Service with the Company and its Affiliates, and during the eighteen (18) month period following the termination of the Participant’s Service for any reason, the Participant shall not, except in the course of carrying out the Participant’s duties of Service with the Company, directly or indirectly induce any employee of the Company or any of its Affiliates to terminate employment with such entity, and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, knowingly employ or offer employment to any person who is or was employed by the Company or an Affiliate thereof unless such person shall have ceased to be employed by such entity for a period of at least six (6) months.

(b)The Participant further agrees that, in return for the Company agreeing to provide the Participant with the opportunity to receive Units under the terms of this Agreement, during the Participant’s Service with the Company and its Affiliates, and during the twelve (12) month period following the termination of the Participant’s Service for any reason, the Participant shall not become associated with any entity, whether as a principal, partner, employee, consultant or shareholder (other than as a holder of not in excess of one percent (1%) of the outstanding voting shares of any publicly traded company), that is: (i) any of the following specific companies, including any of their affiliates or successors: Post Holdings Inc., including its affiliate 8th Avenue Food & Provisions; Pinnacle Foods, Inc.; Mt. Olive Pickle Company, Inc.; Keurig Dr. Pepper Inc.; SunOpta, Inc.; Trilliant Food and Nutrition; Gilster-Mary Lee Corporation; and Gehl Foods, LLC; (ii) a branded-name consumer food business with twenty-five percent (25%) or more of its gross sales in the private label food business and has, or announced it intends to have, branded or private label products in a Company private label food category that competes directly with the Company; or (iii) a business engaged primarily in the private label food business that competes directly with the Company.

(c)The Participant agrees and acknowledges that the Participant’s obligations under this Section 7 remain in full force and effect even if the Participant does not earn or receive any portion of the Units and/or the Participant’s Service with the Company is terminated, regardless of the reason, before the Participant becomes eligible to earn or receive any portion of the Units. The restrictions in this Section 7 shall be extended for any time during which the Participant is in breach such that the Participant does not engage in any of the activities during the Participant’s Service and during the applicable twelve (12) month or eighteen (18) month period following the termination of the Participant’s Service for any reason. To the extent permitted by law, if the Company determines that the Participant has violated or is threatening to violate this Section 7, the Participant will immediately forfeit all Units hereunder and the Company will have the right to seek recoupment of any Shares that have already been issued hereunder (or the cash value of any such Shares if previously disposed of). In addition, the covenants set forth in this Section 7 relate to special, unique, and extraordinary matters and a violation of such covenants and obligations may cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, the Company shall be entitled to an injunction, restraining order or such other equitable relief restraining the Participant from committing any violation of this Section 7. This injunctive remedy shall be cumulative and in addition to any other rights and remedies the Company has at law or in equity.

7.No Rights as a Stockholder. The Participant shall not be entitled to any of the rights of a stockholder with respect to the Units unless and until such Units vest and are converted to shares of Stock, including without limitation the right to vote and tender Stock and the right to receive dividends and other distributions payable with respect to Stock.

8.Tax Withholding. The Company shall have the right to require the Participant to remit to the Company, or to withhold from other amounts payable to the Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements as provided in the Plan, or the Company shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Stock whose Fair Market Value equals such amount required to be withheld.

9.Plan Incorporated. The Participant accepts the Units subject to all the terms and conditions of the Plan, which are incorporated into this Agreement, including the provisions that authorize the Committee to administer and interpret the Plan and which provide that the Committee’s decisions, determinations and interpretations with respect to the Plan are final and conclusive on all persons affected thereby. Except as otherwise set forth in this Agreement, capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth in the Plan. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan. The Participant hereby acknowledges receipt of a copy of the Plan.

10.Miscellaneous.

(a)No Guaranteed Service or Employment. Neither the granting of the Units, nor any provision of this Agreement or the Plan, shall (a) affect the right of the Company to terminate the Participant at any time, with or without Cause, or (b) shall be deemed to create any rights to employment or Service or continued employment or continued Service on the part of the Participant or any rights to participate in any employee benefit plan or program (other than the Plan) of the Company or any Affiliate or to receive any benefits or rights associated with employment or Service with the Company. The rights and obligations arising under this Agreement are not intended to and do not affect the employment or Service relationship that otherwise exists between the Company (or any Affiliate) and the Participant, whether such relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Company and the Participant; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

(b)Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at its principal executive offices, and any notice to be given to the Participant shall be addressed to the Participant at the Participant’s last address on record with the Company, or at such other address for a party as such party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if mailed, postage prepaid, addressed as aforesaid.

(c)Review Period and Attorney Consultation. Participant has, and by executing this Agreement acknowledges that Participant has been given, more than fourteen full (14) days within which to consider this Agreement before executing it. Participant is hereby advised to consult prior to executing this Agreement with an attorney of Participant’s choice and at Participant’s expense.

(d)Binding Agreement. Subject to the limitations in this Agreement on the transferability by the Participant of the Units, this Agreement shall be binding upon and inure to the benefit of the representatives, executors, successors or beneficiaries of the parties hereto.

(e)Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois and the United States, as applicable, without reference to the conflicts of law provisions thereof. The jurisdiction and venue for any disputes arising under, or any action brought to enforce (or otherwise relating to), this Agreement shall be exclusively in the courts in the State of Illinois, County of Cook or DuPage, including the Federal Courts located therein (should Federal jurisdiction exist), and the Company and the Participant hereby submit and consent to said jurisdiction and venue.

(f)Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefore another provision that is legal and enforceable and achieves the same objectives.
(g)Headings. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

(h)Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

(i)No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

(j)Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

(k)Relief. In addition to all other rights or remedies available at law or in equity, the Company shall be entitled to injunctive and other equitable relief to prevent or enjoin any violation of the provisions of this Agreement.

(l)Beneficiary Designation. The Participant may, from time to time, in accordance with procedures set forth by the Committee, name any beneficiary or beneficiaries (who may be named contingently) to whom any benefit under this Agreement is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and shall be effective only if and when it is properly completed and filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such valid and effective designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

(m)Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate, in its sole discretion, to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(n)No Vested Right to Future Awards. Participant acknowledges and agrees that the granting of Units under this Agreement is made on a fully discretionary basis by the Company and that this Agreement does not lead to a vested right to further awards under the Plan or a successor equity plan of the Company, in the future.

(o)Use of Personal Data. By executing this Agreement, Participant acknowledges and agrees to the collection, use, processing and transfer of certain personal data, including his or her name, salary, nationality, job title, position, and details of all past awards and current awards outstanding under the Plan (“Data”), for the purpose of managing and administering the Plan. The Participant is not obliged to consent to such collection, use, processing and transfer of personal data, but a refusal to provide such consent may affect his or her ability to participate in the Plan. The Company, or its Affiliates, may transfer Data among themselves or to third parties as necessary for the purpose of implementation, administration and management of the Plan. These various recipients of Data may be located elsewhere throughout the world. The Participant authorizes these various recipients of Data to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Plan. The Participant may, at any time, review Data with respect to the Participant and require any necessary amendments to such Data. The Participant may withdraw his or her consent to use Data herein by notifying the Company in writing; however, the Participant understands that by withdrawing his or her consent to use Data, the Participant may affect his or her ability to participate in the Plan.

(p)Erroneously Awarded Compensation. The Units and any Stock issued with respect to Units hereunder are subject to any compensation recoupment and/or recovery policy adopted by the Company from time to time to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

(q)Amendment. Any amendment to the Agreement shall be in writing and signed by the Company.

(r)280G Reduction of Payments. If it is determined that any amount or benefit to be paid or payable to the Participant under the Plan, this Agreement or otherwise that is contingent on a change in ownership or effective control or a change in the ownership of a substantial portion of assets within the meaning of Section 280G of the Code (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the total value of such amounts or benefits, the “Payments”) would give rise to liability of the Participant for the excise tax imposed by Section 4999 of the Code, as amended from time to time, or any successor provision (the “Excise Tax”), then the amount or benefits payable to the Participant (the “Payments”) shall be reduced by the Company to the extent necessary so that no portion of the Payments is subject to the Excise Tax; provided, however, such reduction shall be made only if it results in Participant retaining a greater amount of Payments on an after-tax basis (taking into account the Excise Tax and applicable federal, state, and local income and payroll taxes). In the event Payments are required to be reduced pursuant to this Section 11(r), they shall be reduced in the following order of priority in a manner consistent with Section 409A of the Code: (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rata among all remaining Payments and benefits. The independent public accounting firm serving as the Company’s auditing firm, or such other accounting firm, law firm or professional consulting services provider of national reputation and experience reasonably acceptable to the Company and Participant (the “Accountants”) shall make in writing in good faith all calculations and determinations under this Section 11(r), including the assumptions to be used in arriving at any calculations. For purposes of making the calculations and determinations under this Section 11(r), the Accountants and each other party may make reasonable assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and Participant shall furnish to the Accountants and each other such information and documents as the Accountants and each other may reasonably request to make the calculations and determinations under this Section 11(r). The Company shall bear all costs the Accountants incur in connection with any calculations contemplated hereby.

EXHIBIT A

Performance Goals

If the Company’s Annualized TSR over the Performance period is equal to or greater than the Annualized TSR of the S&P Food and Beverage Index over the Performance Period, a number of Units shall be earned equal to (i) the total number of Units granted multiplied by (ii) the applicable “Percentage of Units Earned” as indicated in Table I below based on the achievement during the Performance Period of Annualized TSR at the levels designated in Table I below.

Table I – Annualized TSR Outperforms S&P Index

Annualized TSR over Performance Period	Percentage of Units Earned*
Less than 6.5%	0%
6.5%	33%
8.9%	66%
11.2%	100%
13.5%	150%
15.8%	200%
18.0%	300%
20.1%	400%
22.2%	425%
24.3% or greater	450%

*Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the units that are earned.

If the Company’s Annualized TSR over the Performance period is less than the Annualized TSR of the S&P Index over the Performance Period, a number of Units shall be earned equal to (i) the total number of Units granted multiplied by (ii) the applicable “Percentage of Units Earned” as indicated in Table II below based on the achievement during the Performance Period of Annualized TSR at the levels designated in Table II below.

Table II – Annualized TSR Underperforms S&P Index

Annualized TSR over Performance Period	Percentage of Units Earned*
Less than 6.5%	0%
6.5%	25%
8.9%	50%
11.2%	75%
13.5%	113%
15.8%	150%
18.0%	225%
20.1%	300%
22.2%	319%
24.3% or greater	338%

*Interpolation: To the extent performance falls between two levels in the table above, linear interpolation shall apply in determining the percentage of the units that are earned.

Definitions

(a)“Annualized TSR” for the Company or the S&P Index, as applicable, means (i) (A) 1 plus the Company’s or the S&P Index’s TSR during the Performance Period raised to the power (B) 1/2, minus (ii) 1.

(b)“Beginning Price” means, as applicable, for the Company the closing market price of a Share on the Date of Grant or, for the S&P Index, the average closing price for the period of thirty (30) trading days immediately prior to the first day of the Performance Period.

(c)“Ending Price” means the average closing price of a Share or of the S&P Index for the last thirty (30) trading days during the Performance Period, with all dividends deemed reinvested as of the applicable ex-dividend date.

(d)“S&P Index” means the S&P Food & Beverage Select Industry Index, as constituted from time to time.

(e)“TSR” means, for the Company and the S&P Index, as applicable, the Company’s’ total shareholder return or the index’s total return, expressed as a percentage, which will be calculated by dividing (i) the Ending Price by (ii) the Beginning Price and subtracting one from the quotient. All dividends are deemed reinvested as of the applicable ex-dividend date.